Exagen Inc. Reports Second Quarter 2026 Financial Results

Achieved record total revenue, test volume and trailing twelve-month ASP
Reduced net loss by nearly 30% and narrowed adjusted EBITDA loss to $0.1 million
Increased full-year revenue guidance to $72 - $75 million

August 4, 2026

Carlsbad, Calif., – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended June 30, 2026, and recent corporate updates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Unaudited. In thousands, except ASP data.
Revenue	$19,941	$17,202	$37,247	$32,700
Gross margin	61.3%	60.4%	60.2%	59.7%
Operating expenses	$13,939	$13,025	$27,558	$25,513
Operating loss	$(1,722)	$(2,630)	$(5,136)	$(5,995)
Net loss	$(3,196)	$(4,439)	$(7,163)	$(8,191)
Adjusted EBITDA	$(114)	$(1,721)	$(2,274)	$(4,229)
Trailing-twelve-month average selling price (ASP)	$446	$428	$446	$428
Cash and cash equivalents	$24,588	$30,033	$24,588	$30,033

Second Quarter 2026 and Recent Corporate Highlights:

•Achieved record total revenue of $19.9 million, an increase of 16% compared to second quarter 2025.
•Grew AVISE CTD test volume 11% compared to second quarter 2025.
•Expanded AVISE CTD trailing twelve-month ASP to $446 per test, an increase of $18 per test, or 4% compared to second quarter 2025.
•Drove a significant improvement in adjusted EBITDA, reporting a loss of $0.1 million compared to a loss of $1.7 million in second quarter 2025.
•Ended the quarter with approximately $25 million in cash and cash equivalents.
•Published a systematic review validating strong real-world AVISE Lupus performance in an analysis of over 3,100 patients across 14 medical centers, which demonstrated that use of AVISE CTD correctly identified approximately 25% of SLE patients missed by conventional markers.

“We continue to advance Exagen’s unique mission to bring clarity to autoimmune disease,” said John Aballi, President and Chief Executive Officer. “Second quarter financial results demonstrate the progress we’re making in improving the growth and operating profile of our business, putting us within reach of sustainable profitability and cash generation. At the same time, we are building on Exagen’s leadership in autoimmune diagnostics through continued investment in clinical evidence generation, pipeline innovation and AI-powered tools that support rheumatology workflows to strengthen our role in rheumatology decision-making.”

2026 Guidance

The Company increased full-year 2026 revenue guidance to $72 million - $75 million compared to previous guidance of $70 million - $73 million.

Conference Call and Webcast

•Date: August 4, 2026
•Time: 8:30 a.m. ET/ 5:30 a.m. PT
•U.S. dial-in: 877-407-0890
•International dial-in: +1 201-389-0918
•Webcast: Available via the Exagen Investor Relations website at investors.exagen.com

Replay: A telephone replay will be available until Tuesday, August 18, 2026:

•U.S. replay: 877-660-6853
•International replay: +1 201-612-7415
•Replay passcode: 13760979
•Webcast: A recording of the webcast will be available one hour after the call concludes via the Exagen Investor Relations website at investors.exagen.com

Use of Non-GAAP Financial Measures (Unaudited)

In addition to the financial results prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release contains the metric adjusted EBITDA, which is not calculated in accordance with GAAP and is a non-GAAP financial measure. Adjusted EBITDA is defined as net loss adjusted for interest income (expense), income tax expense (benefit), depreciation and amortization expense, stock‑based compensation expense, change in fair value of warrant liability, and certain other non‑cash, unusual or non‑recurring items, including, for example, losses on extinguishment of debt and changes in the fair value of warrant liabilities; we do not exclude normal, recurring, cash operating expenses from this measure. Such items could have a significant impact on the calculation of GAAP net loss.

Exagen uses adjusted EBITDA internally because the company believes these metrics provide useful supplemental information in assessing its operating performance reported in accordance with GAAP. Exagen believes adjusted EBITDA may enhance an evaluation of the operating performance because it excludes the impact of prior decisions made about capital investment, financing, investing and certain expenses the company believes are not indicative of the ongoing performance. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net loss reported in accordance with GAAP, should be considered in conjunction with the financial information presented in accordance with GAAP, has no standardized meaning prescribed by GAAP, is unaudited, and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that Exagen may exclude for purposes of these non-GAAP financial measures, and the company may in the future cease to exclude items that it has historically excluded for purposes of these non-GAAP financial measures. Likewise, Exagen may determine to modify the nature of adjustments to arrive at these non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by the company in this press release and the accompanying reconciliation table have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures.

A reconciliation of net loss to non-GAAP adjusted EBITDA is provided in the financial schedules that are part of this press release.

About Exagen

Exagen Inc. (Nasdaq: XGN) is a leading provider of autoimmune diagnostics, committed to transforming care for patients with chronic and debilitating autoimmune conditions. Based in San Diego County, California, Exagen’s mission is to provide clarity in autoimmune disease decision-making and improve clinical outcomes through its innovative testing portfolio. The company’s flagship product, AVISE® CTD, enables clinicians to more effectively diagnose complex autoimmune conditions such as lupus, rheumatoid arthritis, and Sjögren’s disease earlier and with greater accuracy. Exagen’s CLIA-certified, CAP-accredited laboratory specializes in the testing of rheumatic diseases, delivering precise and timely results, supported by a suite of AVISE-branded tests for disease diagnosis, prognosis, and monitoring. With a focus on research, innovation, education, and patient-centered care, Exagen is dedicated to addressing the ongoing challenges of autoimmune disease management.

For more information, visit Exagen.com or follow Exagen on LinkedIn.

Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies, positioning, and ambitions; evaluations and judgments regarding financial results and the potential implications of those results, potential future financial and business performance, including any improvements to adjusted EBITDA, ASP, net loss and potential profitability; the potential utility and effectiveness of Exagen’s services and testing solutions; the impact of Exagen’s revenue cycle management strategy on the timing of collections and cash burn; potential stockholder value and growth and full-year 2026 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; the potential effects of inflation and tariffs on Exagen’s margins; and changes in laws and regulations related to Exagen’s regulatory requirements. Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; and ability to obtain additional funding; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 10, 2026, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investors:

Tina Jacobsen, CFA
Exagen Inc.
ir@exagen.com

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenue	$19,941	$17,202	$37,247	$32,700
Cost of revenue	7,724	6,807	14,825	13,182
Gross margin	12,217	10,395	22,422	19,518
Operating expenses:
Selling, general and administrative expenses	12,513	11,542	24,579	22,746
Research and development expenses	1,426	1,483	2,979	2,767
Total operating expenses	13,939	13,025	27,558	25,513
Loss from operations	(1,722)	(2,630)	(5,136)	(5,995)
Interest expense	(1,201)	(1,124)	(2,468)	(1,669)
Loss on extinguishment of debt	—	(295)	—	(295)
Change in fair value of warrant liability	(426)	(438)	456	(438)
Other income (expense), net	153	85	21	243
Loss before income taxes	(3,196)	(4,402)	(7,127)	(8,154)
Income tax expense	—	(37)	(36)	(37)
Net loss	$(3,196)	$(4,439)	$(7,163)	$(8,191)
Net loss per share, basic and diluted	$(0.13)	$(0.21)	$(0.30)	$(0.41)
Weighted-average number of shares used to compute net loss per share, basic and diluted	24,164,569	21,085,749	24,012,761	19,830,265

Exagen Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$24,588	$32,220
Accounts receivable, net	12,407	10,855
Prepaid expenses and other current assets	5,862	5,818
Total current assets	42,857	48,893
Property and equipment, net	6,565	6,938
Operating lease right-of-use assets	1,953	1,435
Other assets	560	756
Total assets	$51,935	$58,022
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,439	$4,153
Accrued and other current liabilities	4,939	6,327
Deferred revenue	1,492	675
Finance lease liabilities, current	1,091	1,135
Operating lease liabilities, current	979	1,226
Borrowings, current	517	643
Total current liabilities	13,457	14,159
Borrowings, non-current, net of discounts and debt issuance costs	22,322	22,264
Finance lease liabilities, non-current	1,617	1,960
Operating lease liabilities, non-current	1,130	438
Warrant liability	1,193	1,752
Total liabilities	39,719	40,573
Commitments and contingencies (Note 5)
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 24,193,101 and 22,911,575 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	24	23
Additional paid-in capital	333,637	331,708
Accumulated deficit	(321,445)	(314,282)
Total stockholders' equity	12,216	17,449
Total liabilities and stockholders' equity	$51,935	$58,022

Exagen Inc.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding Exagen's use of non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(in thousands)
Adjusted EBITDA
Net loss	$(3,196)	$(4,439)	$(7,163)	$(8,191)
Other (income) expense	(153)	(85)	(21)	(243)
Interest expense	1,201	1,124	2,468	1,669
Loss on extinguishment of debt	—	295	—	295
Change in fair value of warrant liability	426	438	(456)	438
Income tax expense (benefit)	—	37	36	37
Depreciation and amortization expense	628	466	1,227	906
Stock-based compensation expense	980	443	1,635	860
Adjusted EBITDA (Non-GAAP)	$(114)	$(1,721)	$(2,274)	$(4,229)